Exhibit 99.1

Ingram Micro Selects AVA from AITX’s Subsidiary RAD for Cost-Effective Access Control at Busy Distribution Center Gates

Detroit, Michigan, October 2, 2023 — Artificial Intelligence Technology Solutions, Inc., (the “Company”) (OTCPK:AITX), a global leader in AI-driven security and productivity solutions along with its wholly owned subsidiary, Robotic Assistance Devices, Inc. (RAD), today announced that Ingram Micro, Inc. (Ingram Micro) has selected AVA™ for deployment at several of their distribution centers. Ingram Micro had ordered its first 2 AVA units in Q3 of 2022, as announced in a press release dated July 25, 2022. The initial order was facilitated through one of RAD’s largest authorized dealers.

Ingram Micro is a global information technology (IT) wholesale distributor, providing sales, marketing, and logistics services for the IT industry worldwide. The company is based in Irvine, California.

“We were looking for an AI-powered solution that could be deployed at our advanced logistics centers which would enhance our customer experience by improving the efficiency of our team,” said Eddie Cabana, Senior Manager, Safety & Security at Ingram Micro. “As we identified areas of our operation with generally repetitive and stationary tasks, RAD’s AVA devices seemed to be an ideal solution to augment our staff to better utilize our human element of security while enabling cost savings.”

An autonomous device like AVA (Autonomous Verified Access) at access gates offers distinct advantages over relying solely on human security guards. AVA provides a consistent and reliable 180° field of vision, and continuous monitoring, whereas human guards may become fatigued or distracted. AVA operates around the clock without breaks, reducing the risk of human error or negligence. AVA integrates RAD’s advanced AI-powered access control technology, enhancing security, reporting, and efficiency.

Cabana continued, “AVA provides us with what we need for efficient access control. Its ability to effortlessly process deliveries and shipments, along with its video and data records, keep us apprised of what is coming in and going out of our gates in real time.”

Ingram Micro has expansion plans for at least 4 more AVA units to be deployed at 2 east coast distribution centers. “We are exploring implementation of additional RAD devices such as the ROSA and RADDOG 3S as well which may complement our security posture,” Cabana added.

“If there is such a thing as a perfect client, Ingram Micro is the perfect client for RAD,” said Steve Reinharz, CEO of AITX and RAD. “We built the Company to solve complex security problems while reducing guard expenses at enterprise clients. That is exactly what’s in place at Ingram Micro, and they’re planning to expand with us even further.”

“Working with the RAD team to customize AVA to align with our existing processes and systems was refreshingly easy. It was wonderful to see a supplier take a customer-centric approach to deploying technology,” Cabana concluded.

AVA is a compact, stanchion mounted unit that provides an edge-to-edge 180° field of vision with advanced access control over gates and other controlled points of entry. AVA takes full advantage of the RAD Software Suite providing an ideal solution for logistics and distribution centers, storage yards, parking structures and lots, corporate campuses; anywhere that increased visibility is needed at a fraction of the cost. At ISC West 2022, AVA was named a winner of the SIA New Products and Solutions Awards in the category of Access Control Software, Hardware, Devices and Peripherals.

AITX, through its subsidiary, Robotic Assistance Devices, Inc. (RAD), is redefining the $25 billion (US) security and guarding services industry through its broad lineup of innovative, AI-driven Solutions-as-a-Service business model. RAD solutions are specifically designed to provide cost savings to businesses of between 35%-80% when compared to the industry’s existing and costly manned security guarding and monitoring model. RAD delivers this tremendous cost savings via a suite of stationary and mobile robotic solutions that complement, and at times, directly replace the need for human personnel in environments better suited for machines. All RAD technologies, AI-based analytics and software platforms are developed in-house.

About Ingram Micro

Ingram Micro is the business behind the world’s brands with the ability to reach nearly 90 percent of the world’s population. Our diverse solutions portfolio spans thousands of technology hardware and services options, as well as XaaS solutions. As part of our commitment to reducing environmental impact, we offer full-service IT Asset Disposal as well as reverse logistics and repair services. We also offer a more intelligent and streamlined way of doing business in the IT industry with our digital platform Ingram Micro Xvantage™. Reaching close to 200 countries, we have approximately 27,000 associates and more than 161,000 customers and 1,500 vendor partners worldwide. Learn more at www.ingrammicro.com.

About Artificial Intelligence Technology Solutions (AITX)

AITX is an innovator in the delivery of artificial intelligence-based solutions that empower organizations to gain new insight, solve complex challenges and fuel new business ideas. Through its next-generation robotic product offerings, AITX’s RAD, RAD-M and RAD-G companies help organizations streamline operations, increase ROI, and strengthen business. AITX technology improves the simplicity and economics of patrolling and guard services and allows experienced personnel to focus on more strategic tasks. Customers augment the capabilities of existing staff and gain higher levels of situational awareness, all at drastically reduced cost. AITX solutions are well suited for use in multiple industries such as enterprises, government, transportation, critical infrastructure, education, and healthcare. To learn more, visit www.aitx.ai, www.radsecurity.com, www.stevereinharz.com, www.radgroup.ai, www.raddog.ai, and www.radlightmyway.com, or follow Steve Reinharz on Twitter @SteveReinharz.

CAUTIONARY DISCLOSURE ABOUT FORWARD-LOOKING STATEMENTS

The information contained in this publication does not constitute an offer to sell or solicit an offer to buy securities of Artificial Intelligence Technology Solutions, Inc. (the “Company”). This publication contains forward-looking statements, which are not guarantees of future performance and may involve subjective judgment and analysis. The information provided herein is believed to be accurate and reliable, however the Company makes no representations or warranties, expressed or implied, as to its accuracy or completeness. The Company has no obligation to provide the recipient with additional updated information. No information in this publication should be interpreted as any indication whatsoever of the Company’s future revenues, results of operations, or stock price.

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Steve Reinharz

949-636-7060
@SteveReinharz